EXHIBIT 5.1

May 14, 2009

Great Lakes Aviation, Ltd.

1022 Airport Parkway

Cheyenne, WY 82001

Ladies and Gentlemen:

We are counsel to Great Lakes Aviation, Ltd. (the “Company”), an Iowa corporation, in connection with its filing of a registration statement on Form S-1, under the Securities Act of 1933, as amended, relating to the proposed sale by a selling shareholder of 5,371,980 shares of the Company’s common stock.

We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

Based on the foregoing, it is our opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares sold by the selling shareholder as contemplated by the registration statement will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in such registration statement.

Very truly yours,

/s/ Briggs and Morgan, P.A.
BRIGGS AND MORGAN,
Professional Association